Exhibit 99.2

B/E AEROSPACE, INC.
 RESTRICTED STOCK INDUCEMENT AWARD AGREEMENT

THIS RESTRICTED STOCK INDUCEMENT AWARD AGREEMENT (the “Award Agreement”) is made effective as of November 1, 2014 (the “Date of Grant”) between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Joseph T. Lower (the “Grantee”).

WHEREAS, in order to induce the Grantee to join the Company and to align the Grantee’s financial interests with those of the Company’s stockholders, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved this grant of shares of restricted Common Stock of the Company (“Common Stock”), subject to the restrictions, terms, and conditions contained in this Award Agreement; and

WHEREAS, this grant is intended to constitute a non-plan based “inducement grant,” as described in NASDAQ Listing Rule 5635(c)(4); and

WHEREAS, the Grantee has accepted this grant and has entered into an employment agreement with the Company, effective November 1, 2014 (the “Employment Agreement”);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Grant of the Award.  Subject to the provisions of this Award Agreement, the Company hereby grants to the Grantee, an aggregate of 30,894 shares of restricted Common Stock (the “Restricted Stock”), subject to adjustment as set forth in the Plan (as defined below).

2.           Incorporation of Plan.  The Company maintains the B/E Aerospace, Inc. 2005 Long-Term Incentive Plan, as amended and restated (the “Plan”).  The Restricted Stock is not awarded pursuant to the Plan, but rather is intended to constitute a non-Plan based “inducement grant.”  Nonetheless, the terms and provisions of the Plan relating to awards of restricted stock are hereby incorporated into this Award Agreement by this reference, to the extent those terms and provisions do not conflict with this Award Agreement or the Employment Agreement.  In the event a conflict between the Plan and this Award Agreement, this Award Agreement shall govern.  In the event of a conflict between the Plan or this Award Agreement, on the one hand, and the Employment Agreement, on the other hand, the Employment Agreement shall govern, other than with respect to choice of law.  Capitalized terms used in this Award Agreement without definitions shall have the same meaning as ascribed thereto in the Employment Agreement.

3.           Vesting Schedule.  If the Grantee continues to be employed by the Company from the Date of Grant until the applicable vesting date, 14,775 shares of Restricted Stock will vest on November 1, 2015; 14,775 shares of Restricted Stock will vest on November 1, 2016; and 1,344 shares of Restricted Stock will vest on November 1, 2017.

4.           Termination of Employment.  In the event of the Grantee’s termination of employment with the Company for Cause, or his resignation from such employment absent Good Reason, prior to the vesting of all shares of Restricted Stock hereunder, all unvested shares of Restricted Stock shall be cancelled immediately.  In the event of the Grantee’s termination of employment with the Company without Cause, or his resignation from such employment for Good Reason, prior to the vesting of all shares of Restricted Stock hereunder, all unvested shares of Restricted Stock shall vest as of the Termination Date.

5.           Death or Incapacity.  Upon the Grantee’s termination of employment with the Company prior to the vesting of all shares of Restricted Stock hereunder due to his death or Incapacity, all unvested shares of Restricted Stock shall vest.

6.           Change of Control.  Upon a Change of Control of the Company prior to the vesting of all shares of Restricted Stock hereunder, all unvested shares of Restricted Stock shall vest on the date immediately preceding the Change of Control Date.

7.           Nontransferability of Restricted Stock.  Unless otherwise determined by the Committee, the Restricted Stock may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to such terms and conditions as it shall specify, permit the transfer of the Restricted Stock, including, without limitation, for no consideration to a charitable institution or a Permitted Transferee (as defined in the Plan).  Any shares of Restricted Stock transferred to a charitable institution may not be further transferable without the Committee’s approval and any shares of Restricted Stock transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Grantee.

8.           Rights as a Stockholder.  The Grantee shall have, with respect to the Restricted Stock, all the rights of a stockholder of the Company, including, if applicable, the right to vote the Restricted Stock and to receive any dividends or other distributions, subject to any restrictions set forth in the Employment Agreement, this Award Agreement, and the Plan.

9.           Dividends and Distributions.  Any cash, Common Stock or other securities of the Company or other consideration received by the Grantee as a result of a distribution to holders of restricted stock or as a dividend on the Restricted Stock shall be subject to the same restrictions as the Restricted Stock, and all references to Restricted Stock hereunder shall be deemed to include such cash, Common Stock or other securities or consideration.

10.           Legend on Certificates.  The Committee may cause a legend or legends to be put on certificates representing the Common Stock underlying the Restricted Stock to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any exchange that lists the Common Stock, and any applicable federal or state laws.

11.           Conditions to Delivery of Common Stock Certificates.  The Company shall not be required to deliver any certificate or certificates for shares of Common Stock pursuant to this Award Agreement prior to fulfillment of all of the following conditions:

(a)           The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee determines to be necessary or advisable; and

(b)           The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience.

12.           Physical Custody.  The Restricted Stock may be issued in certificate form or electronically in “book entry”.  The Secretary of the Company or such other representative as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under this Award Agreement with respect to the shares evidenced by such certificate expire or are removed.  In no event shall the Grantee retain physical custody of any certificates representing unvested Restricted Stock assigned to the Grantee.

13.           No Entitlements.

(a)           No Right to Continued Employment.  This award is not an employment agreement, and nothing in this Award Agreement or the Plan shall (i) alter the terms of the Employment Agreement, (ii) be construed as guaranteeing the Grantee’s employment by the Company or as giving the Grantee any right to continue in the employ of the Company, subject to the terms of the Employment Agreement, or (iii) be construed as giving the Grantee any right to be reemployed by the Company following any termination of employment.

(b)           No Right to Future Awards.  This award does not confer on the Grantee any right or entitlement to receive another award of restricted stock or any other equity-based award at any time in the future or in respect of any future period.

(c)           No Effect on Future Employment Compensation.  This award does not confer on the Grantee any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Grantee’s compensation.  In addition, this award of Restricted Stock is not part of the Grantee’s base salary or wages and will not be taken into account in determining any other employment-related rights the Grantee may have, such as rights to pension or severance pay.

14.           Taxes and Withholding.  No later than the date as of which an amount with respect to the Restricted Stock first becomes includable in the gross income of the Grantee for applicable income tax purposes, the Grantee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled in Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement.  The obligations of the Company to deliver the certificates for shares of Common Stock under this Award Agreement shall be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee, including, without limitation, by withholding shares of Common Stock to be delivered upon vesting.

15.           Section 83(b) Election.  If, within 30 days of the Date of Grant, the Grantee makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to all or any portion of the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Grantee would otherwise be taxable under Section 83(a) of the Code, the Grantee shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

16.           Securities Laws.  In connection with the grant or vesting of the Restricted Stock the Grantee will make or enter into such written representations, warranties and agreements as the Committee or the Company may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

17.           Miscellaneous Provisions.

(a)           Notices.  Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Grantee at the address appearing in the records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Notwithstanding the foregoing, the Company may deliver notices to the Grantee by means of email or other electronic means that are generally used for employee communications.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b)           Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Award Agreement.

(c)           Counterparts.  This Award Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)           Entire Agreement.  The Employment Agreement, this Award Agreement, and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

(e)           Amendments.  The Board or the Committee shall have the power to alter, amend, modify or terminate this Award Agreement or the Plan at any time; provided, however, that no such termination, amendment or modification may adversely affect, in any material respect, the Grantee’s rights under this Award Agreement without the Grantee’s consent.  Notwithstanding the foregoing, the Company shall have broad authority to amend this Award Agreement without the consent of the Grantee to the extent it deems necessary or desirable (i) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) to ensure that the Restricted Stock is not subject to taxes, interest and penalties under Section 409A of the Code, (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) to take into account significant acquisitions or dispositions of assets or other property by the Company.  Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Committee shall give written notice to the Grantee in accordance with Section 17(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof.  The foregoing shall not restrict the ability of the Grantee and the Company by mutual consent to alter or amend the terms of the Restricted Stock in any manner that is consistent with the Plan and approved by the Committee.

(f)           Successor.  Except as otherwise provided herein, this Award Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any Permitted Transferee pursuant to Section 7.

(g)           Choice of Law.  Except as to matters of federal law, this Award Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).

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B/E AEROSPACE, INC.

By:
Name: Thomas P. McCaffrey
Title: Senior Vice President and Chief Financial Officer

GRANTEE

Joseph T. Lower

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income for 2014 the amount of any compensation taxable in connection with the taxpayer’s receipt of the property described below:

1. The name, address, taxpayer identification number and taxable year of the undersigned are:

TAXPAYER’S NAME:

SPOUSE’S NAME:

TAXPAYER’S SOCIAL SECURITY NO.:

SPOUSE’S SOCIAL SECURITY NO.:

TAXABLE YEAR:

ADDRESS:

2. The property which is the subject of this election is ______ shares of Common Stock of B/E Aerospace, Inc. (the “Company”).

3. The property was transferred to the undersigned on ___________________.

4. The property is subject to the following restrictions:  The shares of Common Stock are subject to cancellation if unvested (1) as of the date of termination of service other than for death, incapacity, termination without cause, or resignation for good reason, or (2) as of the date of a change of control.  They are generally nontransferable until vested, subject to the limited discretion of the Company’s Compensation Committee of the Board of Directors to permit certain limited transfers.

5. The fair market value of the property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is:   $ _____ per share x ________ shares = $ _________.

6. The undersigned paid $______ per share x ________ shares for the property transferred or a total of $______.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The undersigned taxpayer is the person performing the services in connection with the transfer of said property.

The undersigned will file this election with the Internal Revenue Service office to which he files his annual income tax return not later than 30 days after the date of transfer of the property.  A copy of the election also will be furnished to the person for whom the services were performed.  Additionally, the undersigned will include a copy of the election with his income tax return for the taxable year in which the property is transferred.  The undersigned understands that this election will also be effective as an election under Delaware law.

Dated:
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated:
Spouse of Taxpayer